UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported: September 20, 2013

ALAS AVIATION CORP.
 (Exact name of registrant as specified in its charter)

Delaware
 (State or other jurisdiction of incorporation)

000-28562	94-2857548
(Commission File Number)	(I.R.S. Employer
Identification No.)

4002 Highway 78, Suite 530-324, Snellville, GA  30039
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (404) 891-1118

               (fka LMK Global Resources, Inc.)
2741 Lemon Grove Ave, Lemon Grove, CA 91945
 (Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Alas Aviation Corp. (the “Company” or “Alas”) entered into a binding letter of intent (the “LOI”) to acquire 100% of the membership units of, Ohio based, Ultimate Jet, LLC and its wholly owned subsidiaries, Ultimate Jet Charters, LLC and Ultimate Real Estate, LLC (collectively, “Ultimate Jets”). The purchase price of $50.5 million, in a taxable transaction, will be paid in a combination of cash, assumption of debt and the Common Stock of Alas at a price per share of $3.00. Closing of the acquisition is scheduled to take place on or before December 15, 2013, with the execution and delivery of a definitive agreement, subject to Alas’ due diligence, Ultimate Jet’s completion of a PCAOB financial audit and such representations and warranties as are customary with respect to similar transactions.

Ultimate Jets is one of the country's premier charter operators and is a recognized leader in providing corporate and project shuttle service for Fortune 500 companies. It operates a fleet of 30-seat Dornier 328 jets that allow it to provide highly-personalized and reliable service for corporate shuttles, sports team/fan travel, project shuttles, incentive/group Travel and Casino Trips. In addition, Ultimate Jets began operating public air shuttle services between Cincinnati and New York City that was so well received that it expanded its service to include shuttles to Chicago and Charlotte.  The acquisition of Ultimate Jets membership units is the next step it Alas’ business plan to begin passenger service. The Federal Aviation Regulations (“FAR”) Part 135 operating certificate held by Ultimate Jets will allow Alas to provide a limited number of scheduled passenger flights. Another benefit to Alas with the acquisition is Ultimate Jets’ Fixed Based Operations (“FBO”) at the Akron-Canton Airport (with 24,000 square feet of hanger space and 6,000 square feet of office space) is the additional revenue stream that Alas will receive from other airlines.  The FBO benefits from additional revenue generated by fuel sales, rental fees and light maintenance, all of which result in synergies thereby allowing Alas to expand its current operations.  In general, the acquisition of Ultimate Jets is the next step in Alas’ business plan to acquire airlines with regional operations that are accretive to earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 24, 2013

ALAS AVIATION CORP.

By:	/s/ Arnold B. Leonora
Arnold B. Leonora, President